Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Matthews International Corporation for the registration of 3,000,000 shares of Class A Common Stock and to the incorporation by reference therein of our reports dated November 20, 2020, with respect to the consolidated financial statements of Matthews International Corporation, and the effectiveness of internal control over financial reporting of Matthews International Corporation, included in its Annual Report (Form 10-K) for the year ended September 30, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, PA
December 29, 2020